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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]

CONTACTS:
MEDIA RELATIONS                                         INVESTOR RELATIONS
Jon Siegal                                              John McManus
Ronald Trahan Associates (RTA) Inc.                     NeoTherapeutics Inc.
(508) 647-9782, ext. 15                                 (949) 788-6700, ext. 247


     NEOTHERAPEUTICS ANNOUNCES COMPLETE ELIMINATION OF ALL CONVERTIBLE AND
                                RESET FINANCINGS

      REDEMPTION OF SOCIETE GENERALE CONVERTIBLE PREFERRED MARKS THE END OF
                         CONVERTIBLE FINANCING OVERHANG

         IRVINE, Calif., September 4, 2001 - NeoTherapeutics, Inc. (NASDAQ:
NEOT, NEOTW) announced today that the Societe Generale has fully converted and redeemed its $2 million NeoTherapeutics preferred stock investment. Societe Generale acquired these shares through the exchange of $2 million of preferred stock in NeoGene Technologies, NeoTherapeutics' functional genomics subsidiary. The investor converted $1.7 million of its convertible preferred NeoTherapeutics stock into NeoTherapeutics common stock, and NeoTherapeutics repurchased the remaining preferred shares at face value for $300,000. Thus, these transactions, combined with NeoTherapeutics' August 13, 2001 purchase of a $5 million convertible financing from two other institutional investors, eliminate all outstanding convertible preferred stock and other instruments containing resets or floating conversion features. These transactions have also increased NeoTherapeutics' ownership of NeoGene Technologies to 89 percent from 75 percent.

         "We are pleased that Societe Generale has converted its preferred stock," said Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer of NeoTherapeutics. "This conversion and the buy-back of the $5 million NeoGene convertible preferred stock we announced earlier this month should alleviate a concern that some of our shareholders and potential new investors have had about our stock price. Our hope is that the elimination of these convertible instruments will relieve the pressure we believe our stock has been under for the past couple of months as speculation about a potential conversion has mounted."

         "We have now accomplished our objective of eliminating all convertible and reset financings from our capital structure", stated Sam Gulko, Senior Vice President, Finance and Chief Financial Officer of NeoTherapeutics. "Going forward, we plan to raise capital from investors through straight common equity transactions, as we have demonstrated through the $22.5 million raised so far this year."

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         NeoTherapeutics received one conversion notice from Societe Generale on
August 15, 2001. Under the terms of the financing agreement Societe Generale received 201,149 shares of NeoTherapeutics common stock, based on a conversion price of $3.48 per share for the $700,000 worth of NeoTherapeutics preferred stock converted. A second conversion notice was received on August 31, 2001. Under the terms of the financing agreement, Societe Generale received 282,486 shares of NeoTherapeutics common stock, based on a conversion price of $3.54 per share for the $1 million worth of NeoTherapeutics preferred stock converted. In addition, Societe Generale was paid $300,000 in cash to repurchase the remaining preferred shares that were not converted.

         NEOTHERAPEUTICS seeks to create value for shareholders through the development of central nervous system drugs by its neurology division, in-licensing and development of anti-cancer drugs through its NEOONCORX subsidiary, and the licensing out of new drug targets through its NEOGENE TECHNOLOGIES subsidiary. NEOTHERAPEUTICS is a biopharmaceutical company focused on the development of drugs for unmet medical needs. The Company's most advanced drug, Neotrofin(TM), is currently being developed for Alzheimer's disease and othER neurodegenerative diseases, such as Parkinson's disease and spinal cord injury. For additional information visit the Company's web site at www.neotherapeutics.com.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND THE FUTURE PERFORMANCE OF NEOTHERAPEUTICS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS ARE DESCRIBED IN FURTHER DETAIL IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
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